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                                                                   EXHIBIT 10.32


April 30, 2002

Ms. Carol Lambert
Vice President, Human Resources
Brookstone Company, Inc.
17 Riverside Street
Nashua, NH 03062

Dear Carol:

This is to confirm our recent discussions relative to the terms of your employment with Brookstone, specifically with respect to your severance package.

In the unlikely event that your employment is terminated by the Company other than for cause, you will receive a severance package consisting of your base salary for a maximum period of up to twelve (12) months. Any self-employment or other employment income earned during the 12 month period following your termination shall reduce the severance package payable to you.

All other terms of your employment, including your current base salary, MIB bonus eligibility and benefits, are not affected by this letter. The actual provisions of each benefit plan or insurance policy will govern if there is any discrepancy. If anything here is inconsistent with any federal, state, or local laws, Brookstone will comply with its obligations under such laws. The policies and benefits that are summarized here have been voluntarily adopted by Brookstone and may be changed from time to time, with or without notice, and do not create any contractual rights or obligations, nor do they create a contract of employment for any specific term.

Brookstone values its employees and looks forward to a mutually satisfactory employment relationship. It is of course understood, however, that you are an employee-at-will and that neither you nor Brookstone is obligated to continue in our employment relationship if either of us does not wish to do so.

Kindly indicate your acknowledgment and acceptance of the terms of this letter by signing the enclosed copy on the space provided. Please keep one copy for your records and return the signed copy to this office.

Sincerely,


Michael Anthony
Chairman, President & CEO

MA/dab



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Carol A. Lambert                                     Date

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